NEWS RELEASE

For Release:   8:30 AM EST, October 15, 2008
Contact:      Ray Singleton  (303) 296-3076

Basic Earth Reports Resignation of Board Member

Denver, Colorado, October 15, 2008 - Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that on October 10, 2008, David J. Flake resigned from the Company’s Board of Directors.  In his letter of resignation, Mr. Flake did not cite any reason for his decision.  Mr. Flake was not a member of any committee of the Board of Directors at the time of his resignation.

“For twenty-eight years, David dedicated his life to this Company,” commented Ray Singleton, President of Basic.  “David began his career at Basic in November 1980 as tax accountant at the age of 25.  He was appointed Controller in July 1983 and in September 1987 he was appointed Secretary/Treasurer, Chief Financial Officer and a member of the Company’s Board of Directors. In January 1993 he resigned as an employee to pursue other business and financial opportunities, while remaining on the Company’s Board.  Over the succeeding seven years, David’s involvement with the Company increased; culminating in January 2001 when David rejoined Basic as a full-time employee and was re-appointed Secretary/Treasurer and Chief Financial Officer.  He remained in this capacity until he resigned as an employee in February 2008.”

Singleton concluded by saying, “David worked tirelessly for this Company; through good times and bad.  When I consider the traits of self-sacrifice and a strong work ethic, I can think of no finer example than David Flake.”

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast.  Basic is traded on the "over-the-counter – bulletin board" under the symbol BSIC.  Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.